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                                                                    EXHIBIT 23.1




                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the: Emageon Inc. 2005 Equity Incentive Plan, Emageon Inc. 2005 Non-employee Director Stock Incentive Plan, Emageon, Inc. 2000 Equity Compensation Plan, Imageon Solutions, Inc. 2000 Equity Incentive Plan and Ultravisual Medical Systems Corporation 2000 Stock Option Plan of our report dated December 30, 2005 with respect to the audited consolidated financial statements of Camtronics Medical Systems, Ltd. and subsidiaries as of July 31, 2005 and 2004 and for the three years ended July 31, 2005, included in this Current Report on Form 8-K/A of Emageon Inc.

                                /s/ Warren, Averett, Kimbrough & Marino, LLC

Birmingham, Alabama
January 17, 2006